Exhibit 99.1

News Release

VOXX Electronics Enters Purchase Agreement with AAMP of America to Acquire Rosen Electronics Products

HAUPPAUGE, NEW YORK - APRIL 6, 2017 --VOXX Electronics Corporation (VEC), a wholly-owned subsidiary of VOXX International Corporation (NASDAQ: VOXX), announced today the Company has entered into a definitive purchase agreement with AAMP of America to acquire all inventory and intellectual property, including patents and trademarks of Rosen Electronics products.

“The acquisition of Rosen Electronics complements and expands our current RSE leadership position in the industry, as well as adds to our extensive portfolio of RSE patents. With the announcement of the acquisition we look forward to servicing our current VOXX and newly acquired Rosen customers,” said Aron Demers, Senior Vice President, VOXX Electronics Corporation.

During the next two weeks, VOXX will be moving all operations from AAMP’s Ontario, CA warehouse to VOXX’s facilities in Nevada, Virginia and Orlando. Integrating the Rosen products into these three touch points will provide the Rosen customers with a high level of confidence in expedited deliveries to all reaches of the country.

For more information about please visit: www.voxxelectronics.com.

For more information on becoming a VOXX Electronics Dealer in the US, please visit: www.voxxelectronics.com/become-dealer.

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About VOXX Electronics Corporation (VEC):
VOXX Electronics Corporation (VEC) is a wholly-owned subsidiary of VOXX International Corporation (NASDAQ: VOXX), a global supplier of mobile and consumer electronics products. VEC is a recognized leader in the marketing of automotive entertainment, vehicle security and tracking, remote start systems, telematics, and Advanced Driver Assistance Systems (ADAS).

VEC sells its products through an extensive distribution network that includes expeditors, mass merchandisers, regional mobile electronics chains and independent specialist both domestic and internationally. VOXX Electronics possesses a strong brand portfolio and its products rank among the top ten in almost every category in which they sell. Primary brands include: Advent, Audiovox, Car Connection, CarLink, Code Alarm, Invision, Omega, Prestige, and Pursuit.

For additional information, please visit our website at www.voxxelectronics.com.

About VOXX International Corporation:

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.  Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.

For additional information, please visit our Web site at www.voxxintl.com.

VOXX International Contact:
Larissa Bertolotti
Phone: (631) 436-6408
Email:  LBertolotti@voxxintl.com
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